Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contacts:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
YEAR END AND FOURTH QUARTER RESULTS
MIDLAND, Texas, November 10, 2009/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $243,995,000 for the year ending September 30, 2009, compared to $324,926,000 for the same period ending in fiscal 2008, a decrease of 25 percent. The Company reported a net income for fiscal 2009 of $10,222,000 compared to $35,007,000 for fiscal 2008. Basic earnings per share for fiscal 2009 were $1.31 as compared to $4.57 for fiscal 2008, a decrease of 71 percent. EBITDA was $43,875,000 in fiscal 2009 as compared to $81,142,000 during fiscal 2008, a decrease of 46 percent.
The revenue decrease in the year was primarily the result of previously announced reductions in active crew count during the second quarter (four crews), and third quarter (two crews), a more competitive pricing environment, substantially lower utilization rates of the remaining crews, and in the fourth quarter, increased downtime for weather. Revenues in fiscal 2009 continued to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, East Texas and Louisiana. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Fiscal 2009 was a difficult year, particularly the second half of fiscal 2009. We began the year with sixteen active seismic data acquisition crews after a record fiscal 2008 in terms of crew count, revenues, EBITDA and earnings. Following the combined financial crisis of late 2008 and the resulting changes in commodity prices, demand for our services decreased as our clients reduced their exploration and production activities. In response to the weakness in demand for our services, we reduced our active crew count to twelve in the second quarter of fiscal 2009 and to ten in the third quarter. While overall demand is no longer falling, our short-term utilization rates and pricing for our services remain under pressure. In our continued effort to balance crew count and availability of ready projects, we recently reduced our active crew count to nine.”
Jumper continued, “Despite these challenges, we see encouraging signs as we enter fiscal 2010. Natural gas and oil prices have rebounded from their lows. In addition, many exploration and production companies are beginning to increase their capital expenditures budgets and exploration initiatives from the very low levels of fiscal 2009 resulting in an increase in demand for our services in many oil producing basins. Although our clients may cancel their service contracts on short notice, our current order book reflects commitment levels sufficient to maintain operation of our nine data acquisition crews into calendar 2010.”
The Company significantly reduced its capital expenditures during fiscal 2009 to $4,448,000 from $52,861,000 during the previous fiscal year. The Company’s Board of Directors has approved a $10,000,000 capital budget for fiscal 2010 to be used to purchase 2,000 stations of OYO GSR three-component recording equipment and to meet necessary maintenance requirements. The addition of the OYO GSR recording equipment will allow the Company to record 6,000 channels of multi-component data or up to 8,000 channels of conventional seismic data, either as a stand alone system or as added channel count and increased flexibility for the Company’s existing ARAM recording systems.
Fourth Quarter Results
For the fourth quarter of fiscal 2009, revenues were $46,835,000 for the quarter ending September 30, 2009, compared to $84,396,000 for the same quarter in fiscal 2008, a decrease of 45 percent. The Company reported a net loss for the fourth quarter of fiscal 2009 of $2,056,000 compared to net income of $9,304,000 in the same quarter of fiscal 2008. Basic losses per share for the fourth quarter of fiscal 2009 were $0.26 per share compared to basic earnings of $1.21 per share in the same quarter of fiscal 2008. EBITDA for the fourth quarter of fiscal 2009 was $3,654,000 compared to $21,547,000 in the same quarter of fiscal 2008, a decrease of 83 percent.
Jumper concluded, “We continue to believe that opportunities for long-term seismic growth in the continental United States remain strong. Natural gas and oil exploration, especially in the Marcellus, the Haynesville and the Bakken areas, is driving demand for our services. Recent increases in commodity prices are putting more exploration dollars to work in the Permian Basin, South Texas, East Texas, Louisiana, the Appalachian Basin and North Dakota. As economic conditions improve, demand for hydrocarbons should increase along with the demand for cost-effective hydrocarbon exploration. We have been in business for 57 years. Our conservative fiscal management enables us to successfully navigate the oil and natural gas environment in both up and down cycles. Our talented staff, combined with our efficient operations, positions us well to capture the upside of the business environment.”
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$46,835,000	$84,396,000	$243,995,000	$324,926,000
Operating costs:
Operating expenses	41,713,000	61,373,000	192,839,000	237,484,000
General and administrative	1,532,000	1,570,000	7,856,000	6,762,000
Depreciation	6,509,000	6,531,000	26,160,000	24,253,000

	49,754,000	69,474,000	226,855,000	268,499,000

Income (loss) from operations	(2,919,000)	14,922,000	17,140,000	56,427,000
Other income (expense):
Interest income	36,000	87,000	249,000	497,000
Interest expense	—	(166,000)	—	(482,000)
Other income (expense)	28,000	7,000	326,000	(35,000)

Income (loss) before income tax	(2,855,000)	14,850,000	17,715,000	56,407,000

Income tax benefit (expense):
Current	1,970,000	(4,203,000)	(5,193,000)	(17,834,000)
Deferred	(1,171,000)	(1,343,000)	(2,300,000)	(3,566,000)

Net income (loss)	$(2,056,000)	$9,304,000	$10,222,000	$35,007,000

Net income (loss) per common share	$(0.26)	$1.21	$1.31	$4.57

Net income (loss) per common share-assuming dilution	$(0.26)	$1.20	$1.30	$4.53

Weighted average equivalent common shares outstanding	7,822,809	7,680,652	7,807,385	7,669,124

Weighted average equivalent common shares outstanding-assuming dilution	7,822,809	7,725,995	7,853,531	7,728,651

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	September 30,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,792,000	$8,311,000
Short-term investments	25,267,000	—
Accounts receivable, net of allowance for doubtful accounts of $533,000 in September 2009 and $55,000 in September 2008	40,106,000	76,221,000
Prepaid expenses and other assets	7,819,000	877,000
Current deferred tax asset	1,694,000	873,000

Total current assets	111,678,000	86,282,000

Property, plant and equipment	240,820,000	250,519,000
Less accumulated depreciation	(115,341,000)	(103,180,000)

Net property, plant and equipment	125,479,000	147,339,000

Total assets	$237,157,000	$233,621,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,966,000	$15,308,000
Accrued liabilities:
Payroll costs and other taxes	2,720,000	3,363,000
Other	10,600,000	14,869,000
Deferred revenue	2,230,000	993,000

Total current liabilities	22,516,000	34,533,000

Deferred tax liability	16,262,000	13,128,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,822,994 and 7,794,744 shares issued and outstanding in each period	2,608,000	2,598,000
Additional paid-in capital	89,220,000	87,051,000
Other comprehensive income, net of tax	18,000	—
Retained earnings	106,533,000	96,311,000

Total stockholders’ equity	198,379,000	185,960,000

Total liabilities and stockholders’ equity	$237,157,000	$233,621,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net income (loss)	$(2,056)	$9,304	$10,222	$35,007
Depreciation	6,509	6,531	26,160	24,253
Interest expense	—	166	—	482
Income tax (benefit) expense	(799)	5,546	7,493	21,400

EBITDA	$3,654	$21,547	$43,875	$81,142

Reconciliation of EBITDA to Net Cash Provided by Operating
Activities

	Twelve Months Ended
	September 30,
	2009	2008
	(in thousands)
Net cash provided by operating activities	$54,598	$50,930
Changes in w orking capital items and other	(7,977)	31,063
Non-cash adjustments to income	(2,746)	(851)

EBITDA	$43,875	$81,142